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                                                                       EX-99.B16

              SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS*
                          VANGUARD EXPLORER FUND, INC.

1. Average Annual Total Return
        P (1 + T)n = ERV


     Where:  P = a hypothetical initial payment of $1,000
             T = average annual total return
             N = number of years
             ERV = ending redeemable value at the end of the period
    EXAMPLE:
      One Year
           P =   $1,000
           T =   17.97%
           N =   1
         ERV =   $1,179.70
     Five Year
           P =   $1,000
           T =   14.87%
           N =   5
         ERV =   $1,999.73
      Ten Year
           P =   $1,000
           T =   12.37%
           N =   10
         ERV =   $3,210.90


2. YIELD

                  Yield = 2[(a - b +1)6-1]
                      ---------------------------
                             c x d


        Where:   a = dividends and interest paid during the period
                 b = expense dollars during the period (net of reimbursements)
                 c = the average daily number of shares outstanding during the period
                 d = the maximum offering price per share on the last day of the period
    Example     a = $2,140,156.94
                b = $1,113,017.02
                c = 39,639,872.366
                d = $55.09
             Yield = 0.57%



    *Figures presented are as of the year ended October 31, 1996.